FUND ADMINISTRATION AGREEMENT BETWEEN
                     TEMPLETON VARIABLE PRODUCTS SERIES FUND
                                       AND
                        FRANKLIN TEMPLETON SERVICES, INC.


            AGREEMENT dated as of _______________ 1998, between Templeton Variable Products Series Fund (the "Investment Company"), an investment company registered under the Investment Company Act of 1940 ("1940 Act"), on behalf of each of its series listed on SCHEDULE A (each, a "Fund"), and Franklin Templeton Services, Inc. ("Administrator").

            In consideration of the mutual promises herein made, the parties hereby agree as follows:

      (1) The Administrator agrees, during the life of this Agreement, to provide the following services to each Fund:

            (a) providing office space, telephone, office equipment and supplies for the Fund;

            (b) providing trading desk facilities for the Fund, unless these facilities are provided by the Fund's investment adviser;

            (c) authorizing expenditures and approving bills for payment on behalf of the Fund;

            (d) supervising preparation of periodic reports to shareholders, notices of dividends, capital gains distributions and tax credits; and attending to routine correspondence and other communications with individual shareholders when asked to do so by the Fund's shareholder servicing agent or other agents of the Fund;

            (e)   coordinating  the daily  pricing  of the  Fund's  investment portfolio,  including  collecting  quotations from pricing services engaged by the Fund; providing fund accounting services, including preparing and supervising publication of daily net asset value quotations, periodic earnings reports and other financial data; and coordinating trade settlements;

            (f) monitoring relationships with organizations serving the Fund, including custodians, transfer agents, public accounting firms, law firms, printers and other third party service providers;

            (g) supervising compliance by the Fund with recordkeeping requirements under the federal securities laws, including the 1940 Act and the rules and regulations thereunder, and under other applicable state and federal laws; and maintaining books and records for the Fund (other than those maintained by the custodian and transfer agent);

            (h) preparing and filing of tax reports including the Fund's income tax returns, annuity tax diversification testing and monitoring the Fund's compliance with subchapter M of the Internal Revenue Code, as amended, and other applicable tax laws and regulations;

            (i) monitoring the Fund's compliance with: 1940 Act and other federal securities laws, and rules and regulations thereunder; state and foreign laws and regulations applicable to the operation of investment companies; state insurance licensing of certain employees, and occasional support of state insurance filings; the Fund's investment objectives, policies and restrictions; and the Code of Ethics and other policies adopted by the Investment Company's Board of Trustees or Directors ("Board") or by the Fund's investment adviser and applicable to the Fund;

            (j) preparing and filing regulatory reports, including without limitation Forms N-1A and NSAR, proxy statements, information statements and U.S. and foreign ownership reports;

            (k) review insurance company marketing literature and prospectuses pertaining to information about Investment Company or any Fund; and

            (l) providing executive, clerical and secretarial personnel needed to carry out the duties described in this Agreement;

            (m) negotiation and documentation of Fund Participation Agreements among the Investment Company, its principal underwriter, and insurance companies which invest in one or more Funds;

            (n) customization of Investment Company prospectuses and shareholder reports as requested by insurance company shareholders; and

            (o) providing support services incidental to carrying out the duties described in this Agreement.

Nothing in this Agreement shall obligate the Investment Company or any Fund to pay any compensation to the officers of the Investment Company. Nothing in this Agreement shall obligate the Administrator to pay for the services of third parties, including attorneys, auditors, printers, pricing services or others, engaged directly by the Fund to perform services on behalf of the Fund.

      (2) The Investment Company agrees, during the life of this Agreement, to pay to the Administrator as compensation for the foregoing a monthly fee equal on an annual basis to 0.15% of the first $200 million of the average daily net assets of the Investment Company during the month preceding each payment, reduced as follows: on such net assets in excess of $200 million up to $700 million, a monthly fee equal on an annual basis to 0.135%; on such net assets in excess of $700 million up to $1.2 billion, a monthly fee equal on an annual basis to 0.10%; and on such net assets in excess of $1.2 billion, a monthly fee equal on an annual basis to 0.075%.

From time to time, the Administrator may waive all or a portion of its fees provided for hereunder and such waiver shall be treated as a reduction in the purchase price of its services. The Administrator shall be contractually bound hereunder by the terms of any publicly announced waiver of its fee, or any limitation of each affected Fund's expenses, as if such waiver or limitation were fully set forth herein.

      (3) This Agreement shall remain in full force and effect through for one year after its execution and thereafter from year to year to the extent continuance is approved annually by the Board of the Investment Company.

      (4) This Agreement may be terminated by the Investment Company at any time on sixty (60) days' written notice without payment of penalty, provided that such termination by the Investment Company shall be directed or approved by the vote of a majority of the Board of the Investment Company in office at the time or by the vote of a majority of the outstanding voting securities of the Investment Company (as defined by the 1940 Act); and shall automatically and immediately terminate in the event of its assignment (as defined by the 1940 Act).

      (5) In the absence of willful misfeasance, bad faith or gross negligence on the part of the Administrator, or of reckless disregard of its duties and obligations hereunder, the Administrator shall not be subject to liability for any act or omission in the course of, or connected with, rendering services hereunder.



            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers.


TEMPLETON VARIABLE PRODUCTS   FRANKLIN TEMPLETON SERVICES, INC.
SERIES FUND


By:                                 By:

Title:                              Title:







                                  SCHEDULE A




Templeton Stock Fund
Templeton Asset Allocation Fund
Templeton International Fund
Templeton Bond Fund
Templeton Developing Markets Fund
Franklin Growth Investments Fund
Franklin Small Cap Investments Fund
Mutual Discovery Investments Fund
Mutual Shares Investments Fund